UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CH2M HILL COMPANIES, LTD
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As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

•                  Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in my December 4, 2006, e-mail memorandum.

•                  Outline the experience and credentials of the nominees recommended by the Committee in order to provide you with background information about the candidates.

•                  Outline the next steps for electing Board members so you can actively participate in the election process.

•                  Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the CEO (as non-voting chair), two Directors, and two employee stockholder representatives who are not Directors.  This year, the Committee included Ralph Peterson (CEO and non-voting chair), Bill Dehn (Director), Bob Bailey (Director), Tom Searle (Non-Director) and Gene Lupia (Non-Director).

The Nominating Committee met on December 15, 2006, to consider all of the candidates and the input received from our employees.  The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership.  In considering potential candidates, the Nominating Committee discussed candidates for the positions of the three employee-Directors whose terms are expiring (Bill Dehn, Don Evans, and Sue King) and the one-year vacancy due to the retirement of Jim Ferris.

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following four employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 8, 2007:

1.               Garry Higdem, President and  Group Chief Executive, EPC

2.               Catherine Santee, Senior Vice President, Finance

3.               Mike Szomjassy, Senior Vice President, Director of Operations for the Environmental Services Business Group

4.               Don Evans, President and Group Chief Executive, Civil Infrastructure (to fill the one-year vacancy due to Jim Ferris’ retirement before the expiration of his term)

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following employee-Directors and their respective terms of office:

Director	Term Expiration
Bob Bailey	2008
Bob Card	2008
Don Evans	2008
Mark Lasswell	2009
Joan Miller	2009
Ralph Peterson	2009
Garry Higdem	2010
Catherine Santee	2010
Mike Szomjassy	2010

Below you will find brief personal background descriptions for Garry Higdem, Catherine Santee, Mike Szomjassy and Don Evans and comments on the Nominating Committee’s rationale in proposing them for Board membership.

Garry Higdem

Garry joined CH2M HILL in 2005 as a member of the Office of the Chief Executive, serving as President and Group Chief Executive for Engineering, Procurement, Construction (EPC).  He brought industry-leading experience on at-risk, full-service projects to support the firm’s strategic expansion into integrated services for our clients.  Prior to joining CH2M HILL, Garry served in senior executive roles at Ashland, Inc. and Granite Construction.  He serves and holds leadership roles on a number of industry associations, including the Board of the Association of Road & Transportation Builders Association (ARTBA).  Garry has used his at-risk project experience to develop the tools, systems, and processes in our EPC group that are necessary to provide value for our customers and solid financial returns for our firm.

The Nominating Committee believes Garry’s extensive industry experience and his relatively new arrival to CH2M HILL will provide a unique blend of experienced perspective and fresh ideas.  In addition, his leadership role in our at-risk and full-service work will be invaluable as the Board addresses the policy and fiscal aspects of EPC work on our business.

Catherine Santee

Catherine previously served on the Board from 2003-05.  She joined CH2M HILL in 1995 as Vice President and CFO for the EE&S Business Group, responsible for EE&S’s financial, accounting, contracts, procurement and audit activities.  In 2000, Catherine was named Senior Vice President and CFO for our Infrastructure & Environment (I&E) Group.  Currently, Catherine serves as Senior Vice President of Finance, responsible of all financial and accounting activities of the CH2M HILL family of integrated companies.  She is also a member of the Board of Managers for the CH2M HILL Hanford Group and CH2M HILL Mound, two of the firm’s most significant projects for the Department of Energy.  Prior to joining CH2M HILL, Catherine was Vice President and Controller for Waste Management, Inc. in Denver and was Assistant Controller for Waste Management in Houston.

The nominating committee believes Catherine will provide important insight as the Board addresses the ever increasing audit and accounting compliance issues, and issues that are likely to arise from possible merger and acquisition activities associated with our corporate growth strategy.  We recommend Catherine’s return to the Board.

Mike Szomjassy

Mike joined the firm in 2004 as Senior Vice President and Director of Operations for the Environmental Services Business Group.  He currently services as a Member of the Board’s Audit and Finance Committee and was a member of the internal task force to establish the Government Facilities and Infrastructure Business Group in 2005.  Mike has over 30 years experience in our industry, including senior leadership roles in Williams Environmental, Insituform Technologies and Aqua Alliance.  He holds a Bachelor’s Degree in Civil Engineering from the University of Notre Dame.

Since his arrival at CH2M HILL, Mike has displayed a strong record of operations success in the Environmental Services business, including the successful leveraging of our traditionally Federal environmental work into industrial sectors.  His contributions are seen beyond the Environmental Services Business Group and he has played a key management team role in the Federal Client Group overall.  We expect Mike to bring new, innovative and project-focused perspectives to the Board’s activities.  We strongly endorse his appointment as a first-time member of the Board.

Don Evans

Don is an experienced Board member, having previously served as a Director for a total of 15 years.  Don holds Masters Degrees in Civil Engineering and Business Administration from Stanford, and is a 30-plus year CH2M HILL veteran.  Don’s career at the firm began in the San Francisco Office, where he worked as a project manager on wastewater jobs in and around the San Francisco Bay area, and later became Regional Manager.  Don previously served as President of both the Water Business Group (WBG) and the Operations and Maintenance Business Group (O&MBG). Don has been a member of the Office of the Chief Executive since 2004, and he currently serves as President and Group Chief Executive for Civil Infrastructure.

The Nominating Committee recognized Don’s long-standing leadership in our Civil Infrastructure businesses and tenure on the Board.  We believe his experience will continue to provide the Board with a unique and critical perspective, while providing important continuity on the 2007 Board, on which five of the nine employee-Director’s will be first-term Directors.  We recommend Don to fill the remaining one-year of Jim Ferris’s term resulting from Jim’s retirement.

Next Steps in the Nominating Process

As provided by CH2M HILL’s Bylaws, after the issuance of this notice, 30 days are allowed for the nomination of additional employee-Director candidates.  To nominate a Director, you must submit a petition signed by stockholders representing at least ten percent of all CH2M HILL’s common stock outstanding.  Petitions for additions to the Nominating Committee slate must be submitted to the General Counsel, Wyatt McCallie/DEN on or before the expiration of the 30-day period (February 1, 2007).  Since CH2M HILL is registered with the SEC, the petition nomination process is subject to specific SEC proxy rules, which you must follow, if you decide to submit additional nominations through petition.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates.  Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous.  The input from this year’s selection process becomes the starting point for next year’s nominating process.  Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.

This announcement, provided as required by CH2M HILL’s Bylaws, is not intended to solicit votes for Board of Directors members.  In April 2007, all shareholders will receive our formal Proxy Statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 8, 2007. The Proxy Statement and our Annual Report on Form 10-K will also be available at no cost through the Securities and Exchange Commission’s (SEC) public web site at www.sec.gov. Please read the Proxy Statement and related documents carefully for additional information on topics covered by this announcement.

Information about current Directors’ ownership of CH2M HILL’s share is available in the 2006 Proxy Statement that can be viewed at www.sec.gov; information on the share ownership of proposed employee-directors will be included as part of our 2007 Proxy Statement.  If you have any questions about this announcement or would like any additional information including Director share ownership information, please contact Patrick O’Keefe/DEN.